                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BMC INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                      BMC
                                INDUSTRIES, INC.
                       ONE MERIDIAN CROSSINGS, SUITE 850
                          MINNEAPOLIS, MINNESOTA 55423

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1998

                            ------------------------

TO THE STOCKHOLDERS OF BMC INDUSTRIES, INC.:

    The Annual Meeting of Stockholders of BMC Industries, Inc. will be held at the Atrium Center, 3105 East 80th Street, Bloomington, Minnesota on Friday, May 8, 1998 at 10:00 a.m. local time, for the following purposes:

    1.  To elect three directors for a term of two years;

    2. To transact such other business as properly may be brought before the meeting or any adjournments thereof.

    The close of business on March 13, 1998 has been fixed as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                          By Order of the Board of Directors

                                                     [LOGO]

                                          Jon A. Dobson
                                          SECRETARY

March 31, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING, AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.

                                      BMC
                                INDUSTRIES, INC.
                       ONE MERIDIAN CROSSINGS, SUITE 850
                          MINNEAPOLIS, MINNESOTA 55423

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                                  INTRODUCTION

    This proxy statement, which is first being mailed to stockholders on March 31, 1998, is furnished in connection with the solicitation by the Board of Directors of BMC Industries, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at the Atrium Center, 3105 East 80th Street, Bloomington, Minnesota on Friday, May 8, 1998, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments thereof (the "Meeting"). The Company's 1997 Annual Report to Stockholders has been mailed to the stockholders but is not to be considered a part of the proxy soliciting materials.

    The accompanying proxy is enclosed for your use. You are solicited on behalf of the Board of Directors of the Company (the "Board") to MARK, SIGN, DATE AND RETURN THE PROXY IN THE ACCOMPANYING SELF-ADDRESSED ENVELOPE. The proxy is revocable at any time before it is used at the Meeting. A proxy may be revoked by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Meeting and voting in person. The shares represented by proxies received by the Board will be voted at the Meeting.

    The cost of soliciting proxies will be borne by the Company. Officers, directors and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by mail, personal conversation, telephone or otherwise. The Company may reimburse brokerage firms and others for expenses incurred in forwarding solicitation material to the beneficial owners of the Company's common stock ("Common Stock").

                                VOTING OF SHARES

    Only holders of Common Stock of record at the close of business on March 13, 1998 (the "Record Date") will be entitled to vote at the Meeting. On March 13, 1998, the Company had 26,886,772 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Meeting. Holders of shares of Common Stock are not entitled to cumulative voting rights.

    The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Meeting for purposes of determining a quorum, without regard to whether the card reflects votes against director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

    The election of a nominee for director requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the Meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter. Shares represented by a proxy card that includes broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

NOMINATION

    The Company's Second Restated Articles of Incorporation (the "Articles") provide that the Board shall consist of not less than three nor more than 17 members, as determined from time to time by the Board of Directors, divided into two classes of as nearly equal size as possible. The term of each class of directors is two years, and the term of one class expires each year in rotation. The Board currently consists of five (5) directors, with the terms of three present members of the Board expiring as of the Meeting. The terms of the remaining two members of the Board will not expire this year, but rather will expire as indicated below.

    The Board has determined that there will be five (5) directors of the Company for the ensuing year. The Board has nominated Lyle D. Altman, Paul B. Burke and Harry A. Hammerly to serve as directors of the Company for terms of two years, expiring at the 2000 Annual Meeting of Stockholders, or until their successors are elected and qualified.

    The Board recommends a vote FOR the election of Messrs. Altman, Burke and Hammerly. In the absence of other instructions, the proxies will be voted FOR the election of the nominees. If the Board should learn prior to the Meeting that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for that nominee will be voted for such substitute nominee as may be selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT DIRECTORS AND NOMINEES

    The following table gives certain information concerning the Company's directors, including this year's nominees.

   NAMES OF DIRECTORS                                                                                             DIRECTOR
      AND NOMINEES                                  PRINCIPAL OCCUPATION                                AGE         SINCE
------------------------  ------------------------------------------------------------------------      ---      -----------
NOMINEES FOR A TWO-YEAR TERM EXPIRING IN 2000:

Lyle D. Altman            Former Chairman of the Board of Network Systems Corporation (data                 67         1983
                            communications equipment)

Paul B. Burke             Chairman of the Board, President and Chief Executive Officer of BMC               42         1991
                            Industries, Inc.

Harry A. Hammerly         Former Executive Vice President and Director of 3M Company                        64         1995

DIRECTORS NOT STANDING FOR ELECTION AT THE MEETING WHOSE TERMS EXPIRE IN 1999:

John W. Castro            President and Chief Executive Officer of Merrill Corporation                      49         1994
                            (diversified document services)

Joe E. Davis              Former President and Chief Executive Officer of National Health                   63         1982
                            Enterprises, Inc.; former Chairman of the Board, Linear Corporation

    Except as indicated below, there has been no change in the principal occupations or employment during the past five years for the directors or nominees for election as directors.

    In March 1995, Mr. Altman resigned as Chairman of the Board of Network Systems Corporation ("NSC") in connection with Storage Technology Corporation's acquisition of NSC. From September 1993 to March 1995, Mr. Altman served as interim Chief Executive Officer of NSC. Mr. Altman previously served as President and Chief Executive Officer of NSC until October 1991, and as its Chief Executive Officer until April 1992.

    Mr. Burke has been President of the Company since May 1991, and he has served as its President and Chief Executive Officer since July 1991. Mr. Burke has also served as Chairman of the Board since May 1995. Mr. Burke joined the Company as Associate General Counsel in June 1983 and became Vice President, Secretary and General Counsel in August 1985. In November 1987, he was appointed Vice President, Ft. Lauderdale Operations of the Company's Vision-Ease Lens division and in May 1989 he was appointed President of Vision-Ease Lens.

    Mr. Hammerly retired from 3M Company in July 1995. He served in various positions with 3M Company from June 1955 to July 1995, most recently as Executive Vice President, International Operations.

    The following Board members also serve as directors of the designated public companies: Mr. Burke, Donaldson Company, Inc.; Mr. Castro, Merrill Corporation; Mr. Davis, Anworth Mortgage Asset Corporation, American Variable Insurance Series and Wilshire Technologies, Inc.; and Mr. Hammerly, Apogee Enterprises, Inc., Brown and Sharp Manufacturing Company, Cincinnati Milacron, Inc. and The Geon Company.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

    COMMITTEES. The business and affairs of the Company are managed by the Board, which met six (6) times in 1997. The Board maintains several standing committees, including Audit, Compensation, Finance and Corporate Governance Committees. The Audit Committee oversees the Company's Internal Audit Department and the provision of outside audit services. It met two (2) times in 1997. The Compensation Committee reviews and approves compensation for all elected executive officers; reviews, approves and modifies all general compensation matters; and sets the terms of, and grants awards under, the Company's 1994 Stock Incentive Plan and any other incentive plans. The Compensation Committee met four (4) times during 1997. The Finance Committee approves the Company's dividends payable to stockholders and reviews the Company's long-range financing plan. The Finance Committee met four (4) times during 1997. The Corporate Governance Committee is authorized to identify, evaluate and nominate persons for election to the Board and to make recommendations to the Board with respect to such persons. The Corporate Governance Committee will consider nominees recommended by stockholders if submitted in writing to the Committee Chair. The Company's Restated Bylaws also permit any stockholder entitled to vote for the election of directors to make nominations directly, without first recommending the nominee to the Corporate Governance Committee. Under the Restated Bylaws, any such nomination made by a stockholder must be made by written notice to the Company's Secretary not less than 120 days prior to the Annual Meeting of Stockholders or special meeting called for the election of directors (as the case may be). The motion must include each nominee's name, age, business address and residence address, principal occupation and beneficial share ownership, together with the class of directors to which the nominee is being nominated and such other information as would be required in a proxy solicitation concerning the nominee under the Securities and Exchange Commission's proxy rules. The Corporate Governance Committee met three (3) times in 1997.

    The Audit, Compensation, Finance and Corporate Governance Committees are presently comprised of the following incumbent directors of the Company:

           AUDIT                    COMPENSATION                  FINANCE                 CORPORATE GOVERNANCE
         COMMITTEE                    COMMITTEE                  COMMITTEE                      COMMITTEE
---------------------------  ---------------------------  ------------------------  ---------------------------------
Lyle D. Altman (Chair)       John W. Castro (Chair)       Joe E. Davis (Chair)      Harry A. Hammerly (Chair)
Joe E. Davis                 Harry A. Hammerly            Lyle D. Altman            John W. Castro
Harry A. Hammerly

    DIRECTORS' FEES. As an employee of the Company, Mr. Burke is not paid a director's fee. Non-employee directors are paid an annual retainer of $15,000, $1,000 per Board meeting attended and $1,000 ($1,200 in the case of the committee Chair) per committee meeting attended.

    DIRECTORS' DEFERRED COMPENSATION PLAN. On December 7, 1984, the Board of Directors adopted the Directors' Deferred Compensation Plan (the "Deferred Plan"), which is administered by the Secretary of the Company in conjunction with the Human Resources Department. Each non-employee member of the Board of Directors may elect to participate and defer his or her receipt of the fees described above. The amount of each participating director's compensation deferred under the Deferred Plan is credited to a separate bookkeeping account in the director's name. Participants can elect to have compensation credited to a phantom investment options account ("Investment Account") or an "Interest Income" account ("Interest Account"). Compensation credited to the Investment Account is converted into share equivalents of up to three (3) mutual funds ("Phantom Investments") chosen from a variety of equity and bond fund options. The value of Phantom Investments credited to the Investment Account, and, consequently the value of a participating director's account, increases or decreases depending on the market performance of the underlying mutual funds chosen as Phantom Investments. Compensation credited to the Interest Account earns interest computed on the beginning balance each quarter at an annual rate equal to the effective cost of borrowing under the Company's revolving credit agreements in effect during the quarter. Amounts credited to participating directors' accounts are payable in cash in a lump sum or in two to ten annual installments, at the option of the participant, upon termination from the Board of Directors. During the past three years, $59,400 was deferred under the Deferred Plan by one current director who is not an executive officer.

    NON-EMPLOYEE DIRECTOR STOCK OPTIONS. On December 10, 1993, the Board adopted the 1994 Stock Incentive Plan (the "1994 Plan") which subsequently was approved by the Company's stockholders at the 1994 Annual Meeting of Stockholders. The 1994 Plan provides for automatic non-qualified option grants to the Company's non-employee directors. Effective as of January 1, 1997, the Board amended the 1994 Plan to provide for an automatic, one-time grant to directors filling new directorships or vacancies of non-qualified options to purchase 10,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of their election or appointment. Prior to January 1, 1997, directors received non-qualified options to purchase 20,000 shares of Common Stock on the date of their election or appointment. The 1994 Plan further provides that on the date of each subsequent Annual Meeting of Stockholders, each non-employee director will automatically be granted additional options to purchase 4,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. Each option becomes exercisable in full three years after the date of grant and terminates five years after its date of grant. If a non-employee director ceases to serve as a director for any reason other than death, disability or mandatory retirement, all options held by such director will continue to become exercisable and expire in accordance with their original terms. All options become immediately exercisable in the event of a director's death, disability or mandatory retirement.

    In 1997, all of the incumbent directors attended 75% or more of the aggregate meetings of the Board and all such committees on which they served.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    Set forth in the following table is information, as of March 13, 1998 (unless otherwise indicated), pertaining to persons who, to the best of the Company's knowledge, owned beneficially more than five percent (5%) of the outstanding Common Stock of the Company. Also set forth below is information with respect to shares of Common Stock beneficially held by the Company's directors and the Company's executive officers named in the "Summary Compensation Table", which appears below under the heading "Executive Compensation", and for all directors and executive officers as a group.

                                                         SHARES OF COMMON STOCK
                                                          BENEFICIALLY OWNED(1)
                                                      -----------------------------
                                                                         PERCENT
        NAME AND ADDRESS OF BENEFICIAL OWNER              AMOUNT         OF CLASS
----------------------------------------------------  ---------------  ------------
Neuberger & Berman, LLC                                  2,313,580(2)         8.6
  605 Third Avenue
  New York, NY 10158-3698

Reich & Tang Asset Management L.P.                       1,508,900(3)         5.6
  600 Fifth Avenue
  New York, NY 10020

American Century Companies, Inc.                         1,451,000(4)         5.4
  4500 Main Street
  Kansas City, MO 64141-9210

Lyle D. Altman                                              40,000(5)           *

Paul B. Burke                                              925,161(6)         3.4

John W. Castro                                              42,000(7)           *

Joe E. Davis                                               119,200(8)           *

John L. Gburek                                              18,758(9)           *

William A. Guernsey                                        122,971(10)          *

Harry A. Hammerly                                            2,500              *

Michael P. Hawks                                           111,230(11)          *

Ray B. Rogers                                               56,611(12)          *

All Directors and Executive Officers as a group (9       1,438,431(13)        5.2
  persons)

------------------------

* = less than 1%.

 (1) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Unless otherwise noted, share amounts and percentages are as of March 13, 1998. Shares not outstanding but deemed beneficially owned by an individual or by members of the group (as the case may be) by virtue of a right to acquire them within sixty (60) days upon the exercise of options are treated as outstanding for purposes of determining the percent beneficially owned by the individual or the group.

 (2) As set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1998, Neuberger & Berman, LLC ("Neuberger"), a registered investment adviser, is deemed to have beneficial ownership as of December 31, 1997 of 2,313,580 shares. As reported in the Schedule 13G, Neuberger possesses sole voting power with respect to 1,293,480 of such shares, shared voting power with respect to 1,003,800 of such shares and shared dispositive power with respect to all 2,313,580 shares. Principals of Neuberger personally own an additional 8,500 shares, but Neuberger disclaims beneficial ownership of these shares.

 (3) As set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998, Reich & Tang Asset Management L.P. ("Reich"), a registered investment advisor, is deemed to have beneficial ownership of 1,508,900 shares as of December 31, 1997. Reich possesses shared voting and dispositive power with respect to all 1,508,900 shares.

 (4) As set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 4, 1998, American Century Companies, Inc. ("ACC"), American Century Investment Management, Inc. ("ACIM"), a registered investment adviser and wholly-owned subsidiary of ACC, and James E. Stowers, Jr., are deemed to have beneficial ownership of 1,451,000 shares as of December 31, 1997. Mr. Stowers controls ACC by virtue of his beneficial ownership of a majority of the voting stock of ACC. ACIM manages the investments of thirteen (13) registered investment companies. ACIM also manages the assets of institutional investor accounts. ACC, ACIM and Mr. Stowers have sole voting and dispositive power with regard to all 1,451,000 shares, but disclaim beneficial ownership of all such shares.

 (5) Includes 12,000 shares that Mr. Altman has the right to acquire within 60 days upon the exercise of options.

 (6) Includes 699,600 shares that Mr. Burke has the right to acquire within 60 days upon the exercise of options; 400 shares held indirectly as custodian for Mr. Burke's minor son; and 10,978 shares allocable to Mr. Burke as of December 31, 1997 in connection with his participation in the Company's 401(k) savings plan.

 (7) Includes 4,000 shares that Mr. Castro has the right to acquire within 60 days upon the exercise of options and 10,000 shares held by his wife, of which Mr. Castro disclaims beneficial ownership.

 (8) Includes 8,000 shares that Dr. Davis has the right to acquire within 60 days upon the exercise of options.

 (9) Includes 2,000 shares that Mr. Gburek has the right to acquire within 60 days upon the exercise of options and 758 shares allocable to Mr. Gburek as of December 31, 1997 in connection with his participation in the Company's 401(k) savings plan.

(10) Includes 38,000 shares that Mr. Guernsey has the right to acquire within 60 days upon the exercise of options and 1,091 shares allocable to Mr. Guernsey as of December 31, 1997 in connection with his participation in the Company's 401(k) savings plan.

(11) Includes 8,000 shares that Mr. Hawks has the right to acquire within 60 days upon the exercise of options and 1,300 shares held indirectly by Mr. Hawks' minor children.

(12) Includes 1,000 shares that Mr. Rogers has the right to acquire within 60 days and 2,111 shares allocable to Mr. Rogers as of December 31, 1997 in connection with his participation in the Company's 401(k) savings plan.

(13) Includes 1,700 shares held indirectly by two officers' minor children. Includes 802,600 shares not outstanding but deemed beneficially owned by members of the group by virtue of a right to acquire them within 60 days upon the exercise of options. Includes 14,938 shares allocable as of December 31, 1997 to four executive officers in connection with their participation in the Company's 401(k) savings plan.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    THE COMMITTEE. The Compensation Committee of the Company's Board of Directors (the "Committee") is comprised entirely of non-employee directors and administers the Company's executive compensation program. See "Information About the Board and its Committees" for a more complete description of the functions of the Compensation Committee.

    COMPENSATION PHILOSOPHY. The Company's executive compensation policy is intended to support the achievement of the Company's desired economic performance by:

    - Providing compensation that will attract and retain superior talent and reward performance; and

    - Aligning executive officers' interests with the Company's success by linking both annual incentive compensation and long-term incentive compensation with the Company's success in achieving performance goals.

    The executive compensation policy adopted by the Company, as approved by the Committee, provides for an overall level of potential compensation that is at a median level of competitiveness with manufacturing companies of comparable size. The Committee, in reviewing compensation matters, consult with the Company's Director of Compensation and Benefits and, as appropriate, independent compensation consultants. The Committee makes use of a variety of independently available compensation surveys, each of which provide compensation data for well over 100 companies, including many of the companies in the S&P
500-Registered Trademark- and S&P Manufacturing (Diversified Industries)-Registered Trademark- indices used in the Company's performance graph. The compensation surveys used by the Committee report compensation data for like-sized manufacturing companies and provide statistical analyses that predict median compensation rates at profit and revenue levels comparable to the Company. Actual individual compensation levels for officers of the Company may be greater or less than median competitive levels, based upon annual and long-term Company performance as well as individual performance. The Compensation Committee, at its discretion, sets executive compensation at levels which it judges are justified by external, internal or other circumstances.

    ELEMENTS OF EXECUTIVE OFFICER COMPENSATION POLICY. The Company's executive officer compensation policy is comprised of base salary, annual cash bonus incentives and long-term incentives in the form of stock options and/or restricted stock awards.

    BASE SALARY. Base salary levels for the Company's executive officers, including the Chief Executive Officer, are generally set at or below median levels of competitiveness compared to manufacturing companies of similar size and profitability. In determining individual salaries, in addition to the comparison with similar companies, the Committee also takes into consideration individual experience and performance, as well as competitive and comparable data related to the executive officer's specific areas of expertise. As a matter of philosophy, the Company does not emphasize base salaries in an executive's total compensation package.

    ANNUAL CASH BONUS INCENTIVES. Under the Company's management incentive bonus plan (the "Bonus Plan"), executive officers and key employees of the Company, designated by the Chief Executive Officer, may receive cash bonus awards after the close of the fiscal year if the Company achieves financial performance goals set by the Board for that year. Target bonus rates of a percentage of base salary are established for each executive officer; depending upon the individual's level of responsibility and the median level of incentive compensation opportunity offered by like-sized manufacturing companies as reported in salary surveys. In 1997, the Company did not achieve its established financial performance goals. Accordingly, executive officers were not eligible to receive a bonus under the Bonus Plan for 1997.

    LONG-TERM INCENTIVES. On December 10, 1993, the Company's Board of Directors approved the 1994 Plan which subsequently was approved by the Company's stockholders at the 1994 Annual Meeting of Stockholders. The 1994 Plan provides for grants to eligible employees of the Company of stock options, restricted stock awards, performance units, stock bonuses and stock appreciation rights. The Committee has the discretion to select participants, the type of award and the terms and conditions for each award, to the extent not otherwise fixed by the terms of the 1994 Plan. Awards under the 1994 Plan are intended to align management and stockholder long-term interests by creating a direct link between executive compensation and stockholder return, and to enable executives to develop and maintain an equity position in the Company.

    The Committee does not rely on any single formula in determining the size of grants or selecting recipients, but considers relevant median level competitive data, the potential and performance of the recipient, grants made in prior years and options which remain outstanding.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Base salary, incentive compensation awards, and other compensation paid to Mr. Burke, as well as stock option awards made to Mr. Burke during his tenure as an executive officer, are consistent with the design of the overall program described above, and are shown in the tables below. The potential value of Mr. Burke's compensation package is designed to "pay for results" by placing a high degree of pay at risk and by providing significant emphasis on stockholder value through the granting of stock options. Annual incentive compensation is targeted at 75% of his base salary with a maximum of 112.5%. Benefits and perquisites are not emphasized and are set at median levels of competitiveness. Mr. Burke's base salary and his stock option awards are determined after a review of competitive compensation compiled by independent consultants and after taking into account the Company's performance under his leadership. The Company's performance is measured against financial goals for earnings, earnings per share and cash flow. Other measurements used to evaluate Mr. Burke are stock price performance and soundness of strategic operating plans.

    Mr. Burke's 1997 base salary was $350,000. Because the Company did not meet its financial goals for 1997 as defined by the Company's Bonus Plan, Mr. Burke did not receive a bonus for 1997. To aid in the retention of Mr. Burke and in recognition of his achievements, the Committee approved a grant of 200,000 stock options in April 1997. The Committee determined the size of this grant based in part on information provided by independent sources, including a survey performed by an outside compensation consultant. These options will become exercisable in five equal installments beginning in 1998.

Members of the Compensation Committee:
John W. Castro, Chairman
Harry A. Hammerly

COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years to the total cumulative return on the S&P500-Registered Trademark- Index and the S&P-Registered Trademark- Manufacturing (Diversified Industries) Index over the same period, assuming a $100 investment in Common Stock and each such index on December 31, 1992 and reinvestment of all dividends (if any).

                            CUMULATIVE TOTAL RETURN
            BASED ON INVESTMENT OF $100 BEGINNING DECEMBER 31, 1992

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   S&P

            BMC Industries,    Manufacturing
                       Inc.    (Diversified)    S&P 500
12/31/92            $100.00          $100.00    $100.00
12/31/93             192.05           121.40     110.04
12/30/94             284.87           125.57     111.49
12/29/95             850.31           176.82     153.33
12/31/96           1,154.26           235.80     188.50
12/31/97             599.15           324.73     251.38

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table describes the cash and non-cash compensation for each of the last three fiscal years of the Company's Chief Executive Officer, two former executive officers and its two other executive officers whose annual salary and bonus for 1997 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                          -------------
                                                                                             AWARDS
                                                        ANNUAL COMPENSATION(1)            -------------
                                              ------------------------------------------   SECURITIES
                                                                          OTHER ANNUAL     UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR       SALARY      BONUS(2)    COMPENSATION(3)    OPTIONS(4)    COMPENSATION(5)
---------------------------------  ---------  -----------  -----------  ----------------  -------------  ----------------
Paul B. Burke                        1997     $   350,000            0    $    126,603         200,000      $   24,288
 Chairman of the Board, President    1996         350,000  $   262,500         131,629               0          80,916
 and CEO                             1995         250,000      187,500          73,357               0          67,012

Michael P. Hawks                     1997         101,538            0          38,901               0           1,315
 Former Vice President of Finance    1996         120,000       54,000          36,149               0          23,666
 and Administration, Chief           1995         109,538       45,369          26,043          40,000          25,194
 Financial Officer and
 Secretary(6)

John L. Gburek,                      1997         130,288            0          26,354          25,000           8,231
 Former Vice President of            1996         115,000       60,383          34,961               0          22,945
 Corporate Development(7)            1995         114,789       60,143           5,768               0          27,333

William A. Guernsey                  1997         203,892            0          34,399          10,000          10,013
 Senior Vice President of            1996         --           --              --              --               --
 Corporate Development(8)            1995         --           --              --              --               --

Ray B. Rogers                        1997         130,000            0          34,153          20,000           9,163
 Chief Financial Officer             1996         --           --              --              --               --
                                     1995         --           --              --              --               --

------------------------

(1) Annual compensation (including compensation deferred at the election of the named executive officer pursuant to qualified benefit plans) is included in the appropriate category in the year earned. Messrs. Guernsey and Rogers were not executive officers during the years 1996 and 1995 and, accordingly, no information is given with respect to their compensation for those years.

(2) Bonuses are included in the year earned. Under the Company's management incentive bonus plan, bonuses earned during any given fiscal year are paid to participants in March of the following year. No bonuses were paid for 1997 since the Company did not meet its performance objectives.

(3) Includes the value of all perquisites and personal benefits provided by the Company to the named individuals, including the use of leased automobiles, reimbursement of club membership dues, tax preparation services, physical examinations, supplemental health insurance and an interest rate supplement related to the exercise of stock options or the acquisition of shares in the open market. For the purposes of this table, the above mentioned perquisites and benefits were valued at their incremental cost to the Company, not on the taxable benefit derived by the named individuals. In addition, the Company permits stock option participants, including executive officers, to exercise stock options and pay related income taxes due through interest-free loans from the Company, up to a maximum amount. See "Certain Transactions" below. The value of such interest-free loans was determined by calculating the interest imputed on such loans for the applicable year at the applicable federal rate provided by the Code. Specific perquisites or personal benefits exceeding 25% of the total reported for each of the named individuals were as follows:

    (a) Mr. Burke: Leased auto, $35,258 and $45,036 for fiscal 1997 and 1996, respectively; imputed interest on interest free loans, $80,275, $75,825, and $44,143 for fiscal 1997, 1996 and 1995, respectively.

    (b) Mr. Hawks: Leased auto, $14,353, $19,876, and $12,166 for fiscal 1997,
       1996, and 1995, respectively; imputed interest on interest free loans, $23,691, $12,093 and $8,362 for fiscal 1997, 1996 and 1995, respectively.

    (c) Mr. Gburek: Leased auto, $14,392, $10,203 and $3,965 for fiscal 1997, 1996 and 1995, respectively; imputed interest on interest free loans, $9,693, $16,033 and $4,518 for fiscal 1997, 1996 and 1995, respectively.

    (d) Mr. Guernsey: Leased auto, $12,829 for fiscal 1997; imputed interest on interest free loans, $12,188 for fiscal 1997.

    (e) Mr. Rogers: Leased auto, $15,431 for fiscal 1997; imputed interest on interest free loans, $7,713 for fiscal 1997; and stock option loan repayment, $11,009 for fiscal 1997.

(4) The number of shares have been adjusted, where appropriate, to reflect a two-for-one stock split in 1995.

(5) Includes contributions made and to be made by the Company to the Company's qualified 401(k) savings plan, qualified profit sharing plan and nonqualified benefit equalization plan on behalf of the named individuals for services performed in fiscal 1997, as follows:

    (a) Mr. Burke: Savings plan, $2,375; profit sharing plan, $7,638; benefit equalization plan, $14,275.

    (b) Mr. Hawks: Savings plan, $1,315.

    (c) Mr. Gburek: Savings plan, $2,375; profit sharing plan; $5,856.

    (d) Mr. Guernsey: Savings plan, $2,375; profit sharing plan, $7,638.

    (e) Mr. Rogers: Savings plan, $2,375; profit sharing plan, $6,788.

(6) Mr. Hawks became Vice President of Finance and Administration, Chief Financial Officer and Secretary in August 1995. Prior to that date, he served as Treasurer and Secretary. He resigned from all positions with the Company on October 31, 1997.

(7) Mr. Gburek became Vice President, Corporate Development in August 1995. Prior to that date, he served as General Manager of Buckbee-Mears St. Paul. Mr. Gburek served as Vice President, Corporate Development until November 1997 when he was named President, Mask Operations.

(8) Mr. Guernsey served as President, Mask Operations from July 1992 to November 1997 when he was named Senior Vice President, Corporate Development.

(9) Mr. Rogers became President of the Company's Vision-Ease Lens, Inc. subsidiary in May 1991. He resigned from that position in April 1997 to serve as Director, Special Projects for BMC and was appointed Chief Financial Officer in November 1997. In January 1998, he returned to his position as Director, Special Projects concurrent with the appointment of Jeffrey J. Hattara as the Company's new Vice President, Finance and Administration and Chief Financial Officer.

STOCK OPTIONS AND EXERCISES

    The following table summarizes options granted to the executive officers named in the "Summary Compensation Table" above during 1997. Individual grants are listed separately for each officer. In addition, this table shows the estimated present value of each grant as of the date the option was granted.

                            OPTION GRANTS IN 1997(1)

                                           INDIVIDUAL GRANTS
                          ---------------------------------------------------
                           NUMBER OF    % OF TOTAL                              GRANT DATE
                          SECURITIES      OPTIONS                                VALUE(2)
                          UNDERLYING    GRANTED TO    EXERCISE OR              -------------
                            OPTIONS    EMPLOYEES IN   BASE PRICE   EXPIRATION   GRANT DATE
          NAME              GRANTED        1997         ($/SH)        DATE     PRESENT VALUE
------------------------  -----------  -------------  -----------  ----------  -------------
Paul B. Burke                200,000          32.7%   $   27.7500     4/29/07  $   2,610,000

Michael P. Hawks                   0        --            --           --           --

John L. Gburek                10,000           1.6%       27.7500     4/29/07        130,500
                              15,000           2.5%       16.3125    12/23/07        115,050

William A. Guernsey           10,000           1.6%       27.7500     4/29/07        130,500

Ray B. Rogers                  5,000            .8%       27.7500     4/29/07         65,250
                              15,000           2.5%       16.3125    12/23/07        115,050

------------------------

(1) All options were granted under the Company's 1994 Plan. All options become exercisable in five equal annual installments beginning one year from the date of grant. All options were granted with an exercise price equal to the average fair market value of the Company's Common Stock on the date of grant.

(2) The present value determination was made using the Black-Scholes option pricing model. The assumptions used in the model are dependent on the date of option grant. The assumptions used included expected stock price volatility of .466, risk-free rate of return of 5.71%, weighted average expected life of five years, dividend yield of .30% and contractual time to exercise of ten years. Actual gains (if any) on stock option exercises are dependent upon the Company's future performance and the performance of its Common Stock, overall market conditions, and the executive's continued employment with the Company through the vesting dates of the option grant.

    The following table shows options that were exercised during 1997 and the number of shares and value of grants outstanding as of December 31, 1997 for each of the executive officers named in the "Summary Compensation Table" above.

   AGGREGATED OPTION EXERCISES IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                            SHARES                    OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS
                          ACQUIRED ON     VALUE                1997                 AT DECEMBER 31, 1997
          NAME            EXERCISE(1)  REALIZED(2)  EXERCISABLE/UNEXERCISABLE(3) EXERCISABLE/UNEXERCISABLE(4)
------------------------  -----------  -----------  ---------------------------  --------------------------
Paul B. Burke                 25,000   $   330,078         659,600/360,000           $8,853,542/$1,832,496

Michael P. Hawks              15,500       374,782          24,500/0                    256,499/0

John L. Gburek                     0             0          30,000/79,000               331,187/511,497

William A. Guernsey           44,000       906,249          36,000/70,000               351,185/595,497

Ray B. Rogers                 22,000       568,749          18,000/62,000               175,593/389,342

------------------------

(1) Under the 1994 Plan, the exercise price of options may be paid in cash or, at the Compensation Committee's discretion, in shares of Common Stock valued at fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The exercise price may also be paid with an interest free loan from the Company pursuant to the BMC Stock Option Exercise Loan Program (the "BMC Loan Program"). See "Certain Transactions" for a more detailed description of the BMC Loan Program.

(2) Market value of underlying securities on date of exercise, minus the exercise price.

(3) The number of shares have been adjusted, where appropriate, to reflect two-for-one stock splits in each of 1994 and 1995. All unexercisable options held by Mr. Hawks were forfeited upon his termination of employment.

(4) Based on the closing price of the Common Stock on the New York Stock Exchange--Composite Transactions at December 31, 1997 ($16.3125), minus the exercise price.

OFFICER AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    Each of Messrs. Burke, Hawks, Gburek, Guernsey and Rogers have entered into change of control agreements (the "Agreements") with the Company in the form described immediately below.

    Under the Agreements, termination of an individual executive officer's employment with the Company in connection with any change of control triggers severance benefits. A "change of control" includes the sale, lease or other transfer of substantially all of the assets of the Company; a stockholder approved dissolution or liquidation; a change of control reportable to the Securities and Exchange Commission on Form 8-K; acquisition by any person of 50% or more of the Company's voting stock; or, a change in composition of the Company's Board of Directors, such that current directors cease to constitute a majority (but only if the nominations of the newly elected members were not approved by the current directors). Severance benefits payable under the Agreements to Messrs. Burke and Hawks consist of three years' base salary, payable in the form of a lump sum payment of one year's base salary and a payout of the remainder over 24 months. Severance benefit payable under the Agreements to Messrs. Gburek, Guernsey and Rogers consist of a lump sum payment equal to one year's base salary. Any monthly payments under the Agreements are reduced to the extent of any base salary received as a result of subsequent employment, but the terminated executive officer has no duty to seek subsequent employment. In the event the standard severance benefits constitute an excess parachute payment under the rules of the Internal Revenue Service, severance benefits will be reduced to an amount equal to the severance payment amount less the amount required to avoid any excise tax. Under the Agreements, each executive officer remains employed by the Company for a six-month period following any change of control. During that period, he or she may resign for "good reason" and receive contractual severance benefits. "Good reason" includes adverse changes in compensation and/or duties, forced relocation to a new locale, or the Company's failure to continue to provide benefit plans equivalent to those offered by the Company prior to the change of control. At the end of the six-month period, the executive has a 30-day period in which to decide whether to remain employed by the successor; during that period, the executive may elect to terminate employment, with or without good reason, and receive contractual severance benefits. Any termination by the successor during the above periods without good cause, or by the Company prior to a change in control at the insistence of an acquiror, also triggers severance benefits. "Good cause" includes (i) willful and continued failure to perform duties or (ii) conviction of a felony or gross misdemeanor materially injurious to the Company. Death or attainment of age 65 prior to the end of the period during which monthly payments are made ends all further obligations of the Company.

    To the extent not already exercisable, options also become immediately exercisable under the 1994 Plan in the event of any "change in control." For purposes of the 1994 Plan, a "change in control" of the Company means the following: (a) the sale or other transfer of substantially all of the assets of the Company; (b) the liquidation or dissolution of the Company; (c) a merger or consolidation involving the Company if (i) less than 50% of the voting stock of the surviving company is held by persons who were stockholders of the Company immediately before the merger or consolidation, or (ii) less than 80% of the voting stock of the surviving company is held by persons who were stockholders of the Company immediately prior to the merger or consolidation without the prior approval of the continuity directors of the Company (directors as of December 10, 1993 and additional directors nominated or elected by a majority of the "continuity directors"); (d) ownership by any person or group of 50% or more of the Company's voting stock, or 20% or more of the Company's voting stock without the prior approval of the continuity directors;
(e) the continuity directors ceasing to constitute a majority of the Board; or
(f) any change of control that is required to be reported on Form 8-K.

    Under the Company's 1984 Omnibus Stock Program, which terminated pursuant to its terms on January 10, 1994, if any person makes a successful tender or exchange offer for the Common Stock of the Company that the Board opposes or does not affirmatively recommend, then (i) all incentive stock options, and non-qualified options with respect to which no stock appreciation rights have been granted, will become immediately exercisable, (ii) all non-qualified options with respect to which stock appreciation rights have been granted and which have been outstanding for at least six months, will become immediately exercisable, provided that exercise may only take place during certain periods following the public release of certain financial reports by the Company and
(iii) all restrictions on any outstanding restricted stock awards will immediately lapse.

    To the extent not already vested, all benefits under the Company's Profit Sharing Plan 1994 Revision (the "Profit Sharing Plan") and Savings Plan 1994 Revision (the "Savings Plan") become fully vested in the event of any "change in control." For purposes of the Profit Sharing Plan and Savings Plan, a change in control of the Company means the following: (a) the sale or other transfer of substantially all of the assets of the Company; (b) the liquidation or dissolution of the Company; (c) a person becomes the beneficial owner of 50 percent or more of the voting power of the outstanding securities of the Company; (d) individuals who constitute "incumbent directors" (directors as of January 1, 1994 and additional directors nominated or elected by a majority of the "incumbent directors") cease to constitute at least a majority of the Board; or (e) any change in control that is required to be reported under Section 13 or 15(d) of the Securities Exchange Act of 1934.

                              CERTAIN TRANSACTIONS

    Effective April 22, 1993 (and as amended on December 14, 1994), the Company adopted the BMC Loan Program pursuant to which employees can borrow money from the Company, generally on an interest-free basis, to exercise the Company's stock options and to pay any related income taxes due. The shares obtained upon exercise of the underlying stock options are held by the Company as collateral for the loan. The purpose of the BMC Loan Program is to facilitate the exercise of stock options, to encourage share ownership by employees, to minimize tax consequences to key employees, and to minimize the need to sell shares in the open market to pay income taxes due upon the exercise of options. Approval of the loans are subject to the sole and absolute discretion of the Committee.

    The total amount that any employee may borrow under the program is determined by the Committee but may not exceed the following: (i) for the first loan request, 100% of the exercise price of the option, plus 100% of the state and federal income taxes actually paid within 15 months of such exercise on any income recognized by reason of such exercise and (ii) for any subsequent loan, the lesser of (a) 100% of the exercise price of the option, plus 100% of the state and federal income taxes actually paid within 15 months of such exercise on any income recognized by reason of such exercise or (b) the amount that, when added to the principal amount of all outstanding loans under the BMC Loan Program, will not exceed 60% of the market value of all of the Company's stock pledged as collateral by the employee immediately following the loan or (c) eight times the employee's then current base salary. Notwithstanding the foregoing criteria, no loan may be made which would cause the aggregate amount of principal and accrued interest outstanding under all loans to an employee to exceed 100% of the market value of all of the Company's stock pledged as collateral by that employee under the BMC Loan Program.

    The loans made to employees under the BMC Loan Program are made on an interest-free basis with respect to all amounts advanced to pay the option exercise price. The loans are also interest-free with respect to the amounts advanced to pay income taxes, but only to the extent that the aggregate principal amount attributable to tax payments is not greater than two times the employee's base annual compensation plus target bonus (the "Interest Free Loan Amount"). The applicable interest rate for the amounts in excess of the Interest Free Loan Amount is the rate applicable under any short-term borrowings by the Company or, if the Company has no such borrowings, the interest rate payable to the Company under its short-term money market investments. Upon termination of the employee's employment, the loan must be repaid within 45 days or such longer period as the Committee may determine. Upon the death or long term disability of the employee, the Committee may extend the term of the repayment of the loan up to six months. Notwithstanding the above, the Committee may demand repayment of the notes at any time.

    Each individual borrowing arrangement is evidenced by a written demand promissory note executed by the employee at the time of borrowing. The note provides that thirty percent (30%) of the employee's bonus compensation received under the Bonus Plan (net of applicable estimated taxes and other withholdings) will be applied to repay the principal under the note. In addition, a portion of the proceeds from any sale of the Company's stock pledged under the BMC Loan Program must be applied to the repayment of amounts outstanding under the BMC Loan Program. All dividends received by an employee for BMC stock pledged for a loan, net of applicable estimated taxes and other withholdings on such dividends, are also applied to the loan.

    The amount outstanding under the BMC Loan Program for Messrs. Burke, Hawks, Guernsey and Rogers as of March 13, 1998 was $1,663,435, $442,790, $431,143 and
$254,404, respectively. The largest loan amount outstanding for Messrs. Burke, Hawks, Gburek, Guernsey and Rogers during 1997 was $1,664,765, $451,659, $585,196, $431,581 and $259,231, respectively.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company with respect to the period ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were complied with.

                              INDEPENDENT AUDITORS

    During 1997, in addition to auditing the Company's financial statements, Ernst & Young LLP performed services in connection with preparation of the Company's tax returns and related tax planning, audits of employee benefit plans of the Company and its operating units and provision of general accounting advice.

    Ernst & Young LLP, or its predecessor, has been the Company's independent auditors since 1980 and has been selected by the Board to continue as such for the current fiscal year. The Company has requested and expects a representative of Ernst & Young LLP to be present at the Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

                           1999 STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented in the proxy materials relating to the proposed 1999 Annual Meeting of Stockholders must be received by the Company on or before November 27, 1998.

                                 OTHER BUSINESS

    The Company knows of no business which will be presented for consideration at the Meeting other than that described in this proxy statement. As to other business, if any, that may properly come before the Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

    THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 TO EACH PERSON WHO IS A STOCKHOLDER OF THE COMPANY AS OF MARCH 13, 1998, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUESTS SHOULD BE SENT TO: INVESTOR RELATIONS DEPARTMENT, BMC INDUSTRIES, INC., ONE MERIDIAN CROSSINGS, SUITE 850, MINNEAPOLIS, MN 55423.

Dated: March 31, 1998
BMC Industries, Inc.
One Meridian Crossings, Suite 850
Minneapolis, Minnesota 55423

PROXY
                               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                               DIRECTORS.
                               The undersigned hereby appoint(s) Jeffrey J.
                               Hattara, and Jeffrey L. Wright, and each of them,
                               as Proxies, each with the power to appoint his
                               substitute, and hereby authorizes each of them to
                               represent and to vote, as designated below, all
                               the shares of common stock of BMC Industries,
     [LOGO]                    Inc. held of record by the undersigned on March
                               13, 1998, at the Annual Meeting of Stockholders
One Meridian Crossings         to be held on May 8, 1998, or any adjournment
Minneapolis, Minnesota 55423   thereof.
----------------------------

 1.  ELECTION OF DIRECTORS  FOR all nominees listed    AGAINST all nominees
                            below / /                  listed below / /
                            (except as marked to the
                            contrary below)

 (INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH
                             HIS NAME ON THE LIST)

                         Lyle D. Altman         Paul B. Burke         Harry A.
Hammerly

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         The Board of Directors Recommends a Vote FOR Proposal 1 Above.

                         (PLEASE SIGN ON REVERSE SIDE.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------
                                                    Dated: ______________, 1998.
                                                    ____________________________
                                                    Print name(s) of
                                                    stockholder(s)
                                                    ____________________________
                                                    Signature
                                                    ____________________________
                                                    Signature if held jointly

                                                    PLEASE MARK, SIGN, DATE AND
                                                    RETURN THE PROXY CARD
                                                    PROMPTLY USING THE ENCLOSED
                                                    ENVELOPE, WHICH REQUIRES NO
                                                    POSTAGE IF MAILED IN THE
                                                    UNITED STATES.